Exhibit 10.3

Luke Alvarez

Flat 21, The Pryers

East Heath Road

London

NW3 1BS

March 23, 2017

Dear Luke

DMWSL 633 LIMITED (the “Company”)

Directorship Role with the Company – Luke Alvarez

Effective as of January 1, 2017 the Company has agreed that you will continue as a director of the Company. This letter confirms the main terms of that role. In respect of the engagement evidenced by this letter and fees payable to you it is agreed that this is a contract for services and not a contract of employment.

Appointment

You will hold office in accordance with the Company's Articles of Association as varied from time to time (the "Articles") and in particular the appointment is subject to the provisions of the Articles dealing with rights of the shareholders (or certain of them) to remove directors and vacation of office in certain circumstances. Continuation of your appointment is also subject to your continued satisfactory performance and re-election by the shareholders at forthcoming annual general meetings. If you are not re-elected to this position as a director of the Company by the shareholders or are removed by the Board or the shareholders then this appointment shall, subject to the paragraph below, terminate automatically and with immediate effect. Nothing in this letter shall be taken to exclude or vary the terms of the Articles and if the terms of this letter conflict with the Articles, the Articles will prevail. Further information about the Articles is available from the Company Secretary.

Unless otherwise terminated in accordance with this letter, the appointment under the terms of this letter may be terminated by either party giving to the other not less than 30 days written notice, to expire at any time. If you resign from this appointment at any time without the prior consent of the Board then you agree that you will also resign from any other arrangements that you have with the Company and any of its subsidiary undertakings and parent undertakings. If the Company terminates this appointment by giving you notice then you will be entitled to a payment equal to 12 months’ worth of your fee less an amount equal to any fees accruing to you in the period of any notice you are given.

Notwithstanding the aforementioned notice provisions, the Company may terminate the appointment with immediate effect if you have:

(a)	committed any serious breach or (after warning in writing) any repeated or continued material breach of any obligations to the Company (which include an obligation not to breach your fiduciary duties);

(b)	been guilty of any act of dishonesty or serious misconduct or any conduct which (in the reasonable opinion of the board) tends to bring you or the Company into disrepute or otherwise demonstrates that you are not suitable for a role in the gambling industry;

(c)	not be able to pass any probity or reputational or similar tests or requirements of any gaming control or regulation body or have lost or had withdrawn (or not been able to renew or maintain) any licences, authorisations, approvals or similar from any gaming control or regulation body which the Company reasonably considers are necessary for the purposes of the business of it and its group;

(d)	been declared bankrupt or made an arrangement or composition with or for the benefit of your creditors; or

(e)	been disqualified or removed as a director.

On termination of the appointment the Company shall only be obliged to pay such fees to you as may have accrued to the date of termination together with reimbursement in the normal way of any expenses properly incurred prior to such termination.

Duties and time commitment

Overall the Company anticipates that you have performed and will perform based on a time commitment of approximately twenty three (23) days in any given UK tax year. This will include attendance at board meetings either face to face or by video conference) and, if requested, at audit related meetings of the Company. In addition, you will be expected to consider all relevant papers and devote appropriate preparation time ahead of each meeting.

You will serve as a director of the Company and take on such other positions and offices within the Company’s group as the board of directors of the Company may from time to time determine. For the avoidance of doubt you will only take up such other position as a director, not an employee.

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You will be required to:

(a)	comply with and exercise relevant powers under the Company’s memorandum of association and the Articles;

(b)	perform your duties faithfully, efficiently and diligently and use all reasonable endeavours to promote the interests and reputation of the Company;

(c)	comply with your fiduciary duties;

(d)	report the wrongdoing (including acts of misconduct, dishonesty, breaches of contract, fiduciary duty, company rules or the rules of the relevant regulatory bodies) whether committed, contemplated or discussed by any other director or member of staff of the Company of which you become aware to the Board immediately irrespective of whether this may involve some degree of self-incrimination;

(e)	act as the Board level representative responsible for Company compliance and (if requested) serve on the audit committee of the Board and attend all meetings of the committees on which you serve;

(f)	consider all relevant papers in advance of each meeting in order to ensure that you can play a full part in the work of the Board and any of its committees on which you may serve from time to time;

(g)	bring independent judgement to bear on issues of strategy, policy, resources, performance and standards of conduct; and

(h)	share responsibility with the other directors for the effective control of the Company and with the other directors for the supervision of the executive directors.

Role

You will have the same general legal responsibilities to the Company as any other director. The Board as a whole is collectively responsible for the success of the Company. The Board:

•	provides entrepreneurial leadership of the Company within a framework of prudent and effective controls which enable risk to be assessed and managed;

•	sets the Company's strategic aims, ensures that the necessary financial and human resources are in place for the Company to meet its objectives, and reviews management performance; and

•	sets the Company's values and standards and ensure that its obligations to its shareholders and other stakeholders are understood and met.

All directors must take decisions objectively in the interests of the Company.

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In addition to these requirements of all directors, the role of a director has the following key elements:

•	Strategy. all directors should constructively challenge and help develop proposals on strategy;

•	Performance. all directors should scrutinise the performance of management in meetings, agree goals and objectives and monitor the reporting of performance; and

•	Risk. all directors should satisfy themselves of the integrity of financial information and that financial controls and systems of risk management are robust and defensible.

You will also provide financial and strategic oversight, including reporting to the Board on international performance, strategic developments and overall trading.

Fees and other benefits

The Company shall pay you a fee of GBP £46,264 per annum, paid monthly in arrears in 12 equal instalments. Payment of the fees shall commence on January 1, 2017.

These fees include any fees for directorships held as a result of the role. They may be subject to upward review annually, at the sole discretion of the Company. There is no guarantee of an increase. If you undertake any special duties beyond those specified in this letter you will not receive any additional payment unless agreed with the Board in advance.

The Company will reimburse you for all reasonable and properly documented expenses incurred in the performance of your duties as a director.

The Company shall be entitled to deduct from any payable fee amount due to you an amount equal to any sums that you in your personal capacity may owe the Company at any time.

Outside interests

It is accepted and acknowledged that you may currently have business interests other than those of the Company and that you have declared any conflicts that are apparent at present. In the event that you become aware of any potential future conflicts of interest, these should be disclosed to the Chairman and the Company Secretary as soon as apparent. You are not entitled to take on any outside roles or interests which may give rise to a conflict of interest without the prior written consent of the Board.

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Director's Covenants

The Director acknowledges that during the course of his appointment with the Company he will receive and have access to Confidential Information and he will also receive and have access to detailed information relating to the operations and business requirements of the Company and its Associated Companies and accordingly he is willing to enter into the covenants described in this section in order to provide the Company and its Associated Companies with what he considers to be reasonable protection for those interests.

The Director hereby covenants with the Company for itself and as trustee for its Associated Companies that he will not for a period of six months after the Relevant Date (without prior written consent of the Company) either alone or jointly with or on behalf of any person directly or indirectly carry on or set up or be employed or engaged by or otherwise assist in or be interested in any capacity (including without limitation as a shareholder) in a business anywhere within the Relevant Area which is in competition with the part of the business of the Group with which the Director was involved or of which he had significant knowledge or in relation to which he held Confidential Information during the 12 months prior to the Relevant Date, save that the Director shall not be in breach of this restriction by virtue of him carrying on, setting up or being employed or engaged by or otherwise assisting in or being interested in any capacity in any business (the "Acquired Business") which carries on a competing business if the turnover attributable to the competing part of the Acquired Business represents less than 20% of the total turnover attributable to the Acquired Business and the Director is not employed or engaged in that part of the Acquired Business which is in competition with the business of the Group.

The Director hereby covenants with the Company for itself and as trustee for its Associated Companies that he will not for a period of six months after the Relevant Date (without the prior written consent of the Company), either alone or jointly with or on behalf of any person directly or indirectly:-

(a)	in competition with the business carried on or any new business proposed to be carried on by any member of the Group with which the Director was involved or provided strategic advice or direction in relation to during the 12 months prior to the Relevant Date, interfere with or seek to interfere with the continuations of supplies, that are material to the continuation of the business or proposed business of any Group member, from any person with whom the Director has dealt with on the behalf of any Group member during the period of 12 months prior to the Relevant Date;

(b)	solicit or entice away or endeavour to solicit or entice away from the Company or any Associated Company for the purposes of employment or engagement any person who at the Relevant Date is employed or engaged by the Company or any Associated Company in a senior management capacity and with whom the Director worked closely in any role with the Group during the period of 12 months prior to the Relevant Date (whether or not such person would commit a breach of his contract of employment by so doing);

(c)	in competition with the business carried on or any new business proposed to be carried on by any member of the Group, with which the Director was involved or provided strategic advice or direction in relation to during the 12 months prior to the Relevant Date, solicit or canvass business from any person, thin or company who, within the period of 12 months prior to the Relevant Date, was a client of the Company or an Associated Company and with whom the Director had business dealings on behalf of the Company or any Associated Company during the period of 12 months prior to the Relevant Date; and

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(d)	in competition with the business carried on or any new business proposed to be carried on by any member of the Group, with which the Director was involved or provided strategic advice or direction in relation to during the 12 months prior to the Relevant Date, solicit or canvas, obtain business from or interfere in the Company's or any Associated Company's dealings with any person, firm or company with whom, within a period of 12 months prior to the Relevant Date, the Director was negotiating in any role with the Group with a view to dealing with them as a client of the Company or such Associated Company.

The Director hereby covenants with the Company for itself and as trustee for its Associated Companies that he shall not at any time make use of any corporate or business name, which is identical to or similar with or likely to be confused with the corporate names and/or business name or names of the Company or of any Associated Company or in any way hold yourself out as being connected with the Company or any Associated Company.

Nothing in this section shall prevent the Director and any person connected with him from being interested in securities which are for the time being quoted on a recognised investment exchange (as provided for in the Financial Services and Markets Act 2000) if the Director's interest (or the interest in any person connected with him) in the securities does not exceed 3% of the total amount of the securities in issue.

The Director hereby agrees that he will at the cost of the Company, enter into a direct agreement or undertaking with any Associated Company whereby he will accept restrictions and provisions corresponding to the restrictions and provisions in this section (or such of them as may be appropriate in the circumstances) in relation to such activities and such area and for such a period not exceeding 6 months as such Associated Company may reasonably require for the protection of its legitimate business interests.

The covenants contained in this section each constitute an entirely separate, severable and independent restriction.

For the purposes of this agreement:

(a)	"Confidential Information" shall have the same meaning as is given to such term in any employment agreement that the Director may have at any time with any member of the Group or, failing that, any confidential information in relation to the Group and its business which the Director may receive at any time during his appointment; and

(b)	"Relevant Area" shall mean the UK, Gibraltar and such other areas in which the Company or any Associated Company carries on business at the Relevant Date and in or in respect of which the Director shall have carried out duties, provided strategic direction or advice, made strategic decisions or been engaged or concerned at any time during the period of 12 months prior to the Relevant Date.

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(c)	"Relevant Date" means the date of termination of the Director's appointment.

The Director acknowledges that the duration, extent and application of each of the restrictions in this section are no greater than is necessary for the protection of the legitimate business interests of the Company and of Associated Companies with whom he is involved in the course of his appointment and that the restrictions are reasonable in the circumstances.

The Director hereby undertakes that if he receives and accepts any offer of employment or any other appointment, engagement or arrangement made to the Director by any third party or parties which may give rise to a breach of one or more of the covenants contained in this section, he will notify the Company immediately and further undertakes that on receipt of any such offer but before his acceptance thereof he will immediately inform the third party or parties responsible for the notifiable offer of the existence of these covenants.

Confidentiality

All Confidential Information acquired during your appointment is confidential to the Company and must not be used by you or disclosed other than for the benefit of the Company either during the appointment or following termination (by whatever means) to third parties without prior clearance from the Chairman.

Review process

The performance of individual directors and the whole Board and its committees is evaluated annually. If, in the interim, there are any matters which cause you concern about the role you should discuss them with the Chairman as soon as is appropriate.

Committees

This letter refers to your role as a director of the Company. In the event that you are also asked to serve on one or more of the board committees the terms will be covered in a separate communication setting out the committee's terms of reference and any specific responsibilities.

Compliance

You must comply in all respects with any rule of law or code of best practice applicable to the role as director of the Company and any regulations or rules made by the Board from time to time.

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Relationship

You shall not hold yourself out as being an employee of the Company.

Please sign and return to the Company Secretary the enclosed copy of this letter to signify agreement to these terms.

Data Protection

By signing this agreement you consent to the Company holding and processing information about you which you or any referees may provide or which it may acquire during the course of this agreement, providing such use is in accordance with the Data Protection Act 1998 or any other comparable legislation regarding data protection applicable to you and the Company. In particular you consent to the Company holding and processing:

(a)	personal data relating to you for administrative and management purposes; and

(b)	“sensitive personal data” relating to you (as defined in the Data Protection Act 1998).

Interpretation

In this Agreement unless the context otherwise requires words and phrases defined in the UK Companies Act 2006 have the same meanings thereby attributed to them and the following expressions have the following meanings:-

"Associated Company" means any company which is a holding company or a subsidiary of the Company or a subsidiary of the Company's holding company; and

"Group" or "Group Company" means the Company and the Associated Companies.

Execution

This letter may be signed in any number of counterparts and by the several parties on separate counterparts each of which, when so executed, shall be an original, but all counterparts shall together constitute one and the same instrument.

Delivery of signed signature page of a counterpart by facsimile transmission shall take effect as delivery of an executed counterpart of this letter. Without prejudice to the validity of such facsimile delivery, each party shall provide the other parties with the original of such page as soon as reasonably practicable thereafter.

Governing Law

This letter and the agreement represented by it shall be governed by, and construed and interpreted, in accordance with English law and the parties to this letter and the agreement represented by it submit to the non-exclusive jurisdiction of the English courts.

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SIGNED as acceptance of the terms herein

/s/ Steven Holmes
Steven Holmes
Director

/s/ Luke Alvarez
Luke Alvarez
Director

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